Exhibit 10.3
WASHINGTON GAS LIGHT COMPANY
DEFINED BENEFIT
RESTORATION PLAN
Effective as of January 1, 2010

1. PURPOSE	1

1.1 Purpose	1
1.2 Effective Date	1

2. DEFINITIONS	1

2.1 “Accredited Service.”	1
2.2 “Accrued Benefit.”	1
2.3 “Affiliate.”	1
2.4 “Beneficiary.”	1
2.5 “Benefit Commencement Date.”	1
2.6 “Board of Directors.”	1
2.7 “Change in Control.”	1
2.8 “Committee.”	1
2.9 “Company.”	2
2.10 “Compensation.”	2
2.11 “Death Benefit.”	2
2.12 “Disability.”	2
2.13 “Early Retirement Benefit.”	2
2.14 “Eligible Employee.”	2
2.15 “Employee.”	2
2.16 “ERISA.”	2
2.17 “Final Average Compensation.”	2
2.18 “Normal Retirement Benefit.”	3
2.19 “Normal Retirement Date.”	3
2.20 “Participant.”	3
2.21 “Plan.”	3
2.22 “Specified Employee.”	3
2.23 “Surviving Spouse.”	3
2.24 “Vested Percentage.”	3
2.25 “Washington Gas Light Company Employees’ Pension Plan.”	3
2.26 “Year of Vesting Service.”	3

3. PARTICIPATION	3

3.1 Commencement of Participation	3
3.2 Participant Elections	4

1

3.3 Termination	4

4. RETIREMENT BENEFITS	4

4.1 Normal Retirement Benefit	4
4.2 Early Retirement Benefit	5
4.3 Terminated Vested Benefit	5
4.4 Disability Retirement Benefit	5
4.5 Normal Form of Benefit	5
4.6 Optional Forms of Distribution	6
4.7 Benefit Computation	7
4.8 Special Distribution Rules for Specified Employees	7
4.9 Hardship Distribution	8

5. DEATH BENEFIT	8

5.1 General	8
5.2 Surviving Spouse of an Active Participant	8
5.3 Surviving Spouse of Former Vested Participant	9

6. VESTING	9

6.1 Vested Percentage	9
6.2 Vested Percentage — Exceptions	9

7. FUNDING NATURE OF THE PLAN	10

8. ADMINISTRATION OF THE PLAN	11

9. AMENDMENTS AND TERMINATION	11

10. CLAIMS PROCEDURES	11

10.1 Claim for Benefits	11
10.2 Notice of Denial	12
10.3 Review of Claim	12
10.4 Decision After Review	12
10.5 Legal Action	13
10.6 Discretion of the Committee	13

11. MISCELLANEOUS	13

11.1 Construction	13
11.2 Taxes	13
11.3 Governing Law	13
11.4 No Right of Employment	13

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11.5 Payment in Satisfaction of Claims	13
11.6 ERISA	13
11.7 No Alienation of Benefits	14
11.8 Incapacity	14
11.9 Adjustment	14
11.10 Code Section 409A	14
11.11 Successors	15

Exhibit A	16
Exhibit B	17
Exhibit C	18

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1.	PURPOSE.
1.1	Purpose. Washington Gas Light Company (the “Company”) has established and maintains the Washington Gas Light Company Defined Benefit Restoration Plan (the “Plan”) for the purpose of providing supplemental pension and pension-related benefits to a select group of management and highly compensated employees of the Company and its affiliates.

It is intended that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), and administered as a “top-hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1.2	Effective Date. The Plan is effective January 1, 2010.
2.	DEFINITIONS.
Except as otherwise stated herein, capitalized terms used in this Plan have the meanings set forth below:
2.1	“Accredited Service.” Accredited Service has the meaning set forth in the Washington Gas Light Company Employees’ Pension Plan.

2.2	“Accrued Benefit.” Accrued Benefit means, at any time, the benefit computed in accordance with Section 4.1, expressed as a single-life annuity commencing at Normal Retirement Date.

2.3	“Affiliate.” Affiliate means a parent or subsidiary of the Company.

2.4	“Beneficiary.” Beneficiary means the person or persons entitled to receive a Participant’s retirement benefits.

2.5	“Benefit Commencement Date.” Benefit Commencement Date means the date on which payment of a Participant’s retirement benefits commence under this Plan. Such date shall be the first day of the month immediately following the benefit commencement date under Section 4.1, Section 4.2, Section 4.3 or Section 4.4, or if later, the date elected under Section 3.2(b).

2.6	“Board of Directors.” Board of Directors means the Board of Directors of Washington Gas Light Company.

2.7	“Change in Control.” Change in Control means a Change in Control pursuant to the terms of the Washington Gas Light Company Change in Control Policy, which is incorporated by reference herein.

2.8	“Committee.” Committee means the committee established pursuant to Section 8 hereof, as it shall be constituted from time to time.

2.9	“Company.” Company means Washington Gas Light Company, a Virginia and District of Columbia corporation, and any successor to all, or substantially all, of the Company’s assets or business.

2.10	“Compensation.” Compensation means, for any calendar year, a Participant’s salary as of December 31 of the calendar year and any short term incentive award fully earned for the fiscal year that ends during the calendar year under any incentive compensation plan maintained by the Company, whether such award is paid during the calendar year or payment is deferred. If a Participant is on an approved leave of absence as of December 31 of any calendar year, his salary in effect at the beginning of such leave shall be deemed to be his salary for the year. If a Participant dies or is determined to have incurred a Disability prior to December 31 of his first year of Plan participation, his Compensation shall be determined as of the day preceding the date of death or determination of Disability.

2.11	“Death Benefit.” Death Benefit has the meaning set forth in Section 5 of the Plan.

2.12	“Disability.” Disability means, to the extent consistent with Code section 409A, a physical or mental condition which prevents an Employee from engaging in any substantially gainful activity as determined by the Company’s Medical Director provided such disability is expected to result in death or can be expected to last for a continuous period of not less than 12 months.

2.13	“Early Retirement Benefit.” Early Retirement Benefit means the benefit described in Section 4.2.

2.14	“Eligible Employee.” Eligible Employee means any Employee who (i) is an executive, management or highly compensated Employee; (ii) is a participant in the Washington Gas Light Company Employees’ Pension Plan; (iii) is not a participant in the Washington Gas Light Company Supplemental Executive Retirement Plan; and (iv) is selected by the Board of Directors to participate in the Plan.

2.15	“Employee.” Employee means a person who receives salary, wages or commissions from the Company or an Affiliate and whose wages from the Company or an Affiliate are subject to withholding for purposes of federal income taxes and the Federal Insurance Contribution Act, as determined by the Committee.

2.16	“ERISA.” ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.17	“Final Average Compensation.” Final Average Compensation means the average of the total amount of Compensation for the three calendar years of Accredited Service preceding the Participant’s termination of employment. In the event the Participant has less than three years of Compensation prior to his termination of employment, his total amount of Compensation for his years of service shall be averaged and such average shall be his Final Average Compensation.

2.18	“Normal Retirement Benefit.” Normal Retirement Benefit means the benefit described in Section 4.1.

2.19	“Normal Retirement Date.” Normal Retirement Date has the meaning set forth in the Washington Gas Light Company Employees’ Pension Plan.

2.20	“Participant.” Participant means an individual described in Section 3, unless expressly provided herein to the contrary or the context dictates otherwise, a Participant shall include any person who is entitled to a benefit under this Plan.

2.21	“Plan.” Plan means the Washington Gas Light Company Defined Benefit Restoration Plan as set forth in this document and in any amendments from time to time made hereto.

2.22	“Specified Employee.” means any employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code section 409A. The determination of Specified Employees, including the number and identity of persons considered Specified Employees and the identification date, shall be made by the Human Resources Committee of the Board of Directors of WGL Holdings, Inc. or its delegate in accordance with the provisions of Code sections 416(i) and 409A and the regulations issued thereunder.

2.23	“Surviving Spouse.” Surviving Spouse refers to the person who is legally married to the Participant at the time of his death and for the full one year (365 days) period immediately prior to his death.

2.24	“Vested Percentage.” Vested Percentage means a Participant’s nonforfeitable interest in his Accrued Benefit determined in accordance with Section 6.

2.25	“Washington Gas Light Company Employees’ Pension Plan.” Washington Gas Light Company Employees’ Pension Plan means the Washington Gas Light Company Employees’ Pension Plan, originally adopted January 1, 1945, as amended and restated January 1, 2008 and as amended thereafter from time to time.

2.26	“Year of Vesting Service.” Year of Vesting Service means each calendar year as a Participant in which the Participant completes at least 1,000 Hours of Service including all Hours of Service completed in the year in which an individual first becomes a Participant, regardless of whether earned before or after first becoming a Participant. For purposes of this Section 2.28, an “Hour of Service” shall have the meaning assigned to such term under the Washington Gas Light Company Employees’ Pension Plan.
3.	PARTICIPATION
3.1	Commencement of Participation. Each Eligible Employee shall become a Participant no earlier than the date the Board of Directors meets and designates the

Employee as an Eligible Employee; Participation shall begin on the date the Board of Directors shall specify.

3.2	Participant Elections.
(a)	Initial Elections. A Participant may, within 30 days of first becoming a Participant in this Plan (provided the Participant is not then a participant in any plan required to be aggregated with this Plan for purposes of Code section 409A), and consistent with Code section 409A and applicable regulations, make an election with respect to retirement benefits described in Sections 4.1, 4.2 and 4.3 to receive his benefits in one of the optional forms of distribution described in Section 4.6.
Elections under Section 3.2(a) shall be made in a form authorized by the Committee. Except as provided in Section 3.2(b), below, such elections shall be irrevocable.
(b)	Second Elections. A Participant may, consistent with Code section 409A and applicable regulations, subsequently elect to defer the commencement of distributions of his or her retirement benefits or change the form of the Participant’s distribution, provided (i) the subsequent election is not effective for 12 months after it is made, and (ii) to the extent required by Code section 409A, under the subsequent election, the distribution may not commence until a date that is at least 5 years later than the earliest date the distribution would otherwise have commenced.
3.3	Termination. In the event a Participant’s employment with the Company is terminated for whatever reason or in the event the Board of Directors withdraws or rescinds its designation of Participant status with respect to an Employee, such terminated or current Employee, as applicable, shall thereafter accrue no additional benefits under this Plan and shall have, with respect to previously accrued benefits, only such rights as are provided herein. Benefits payable to such terminated or current Employee, if any, shall be paid in accordance with the terms of the Plan.
4.	RETIREMENT BENEFITS
4.1	Normal Retirement Benefit. Upon termination of employment on or after attainment of his Normal Retirement Date a Participant shall be entitled to a monthly benefit equal to his Vested Percentage of an amount calculated as 1/12 of the excess of (a) over (b) where:
(a)	equals the Normal Retirement Pension determined under the Washington Gas Light Company Employees’ Pension Plan (i) using the definitions of Compensation and Final Average Compensation set forth in this Plan instead of the definition of Annual Basic Compensation and Final Average Compensation used in the Washington Gas Light Company Employees’ Pension Plan and (ii) without application of Code section 401(a)(17), and

(b)	equals the Normal Retirement Pension determined under the Washington Gas Light Company Employees’ Pension Plan.
The benefit payable under this Section 4.1 shall be paid 30 days after the Participant’s termination of employment.

4.2	Early Retirement Benefit. A Participant who terminates employment within the 10 year period before his Normal Retirement Date and is fully vested in his Accrued Benefit at such termination shall receive a retirement benefit commencing as of his termination of employment equal to the Participant’s Accrued Benefit at termination of employment subject to an early retirement reduction determined in accordance with Exhibit A. The benefit payable under this Section 4.2 shall be paid 30 days after the Participant’s termination of employment.

4.3	Terminated Vested Benefit. A Participant who terminates employment before attaining age 55 shall commence receiving a benefit upon attaining age 55 equal to the Vested Percentage of the Participant’s Accrued Benefit subject to an early retirement reduction determined in accordance with Exhibit A. The Terminated Vested Benefit shall be determined by (1) first applying to the amount determined in Section 4.1(a) the applicable Vested Percentage and adjustment factors to reflect the age of the Participant at the Benefit Commencement Date, (2) determining the offsets under Section 4.1(b) adjusted to reflect the vested percentage and age of the of the Participant at the Benefit Commencement Date, and (3) subtracting the amount determined in (2) from the amount determined in (1). Any adjustments to the resulting benefit to reflect a payment form other than a life annuity are applied to the result of step (3). The benefit payable under this Section 4.3 shall be paid 30 days after the Participant’s attainment of age 55.

4.4	Disability Retirement Benefit. A Participant who (i) has years of Accredited Service that are at least half the number of years measured from his Employment Commencement Date as defined under the Washington Gas Light Company Employees’ Pension Plan and the date on which the Participant will attain age 65 and (ii) has incurred a Disability shall receive a benefit equal to the excess of (a) over (b) where:
(a)	equals the percentage of his Normal Retirement Benefit under this Plan determined in accordance with Exhibit B; and

(b)	equals the Disability Pension payable to the Participant under the Washington Gas Light Company Employees’ Pension Plan.
The benefit under this Section 4.4 shall be reduced by any benefits payable to the Participant under the Company’s long term disability plan. The benefit under this Section 4.4 shall be paid 30 days following the occurrence of the Disability.

4.5	Normal Form of Benefit. The normal form of a Participant’s retirement benefit shall be payments in equal monthly installments for his lifetime; provided the normal form of benefit for a Participant who is married on his Benefit

Commencement Date shall be equal monthly installments for the lifetime of the Participant with 50% of the amount payable to the Participant continued thereafter for the lifetime of the Surviving Spouse. The benefit payment to a Participant who is married on his Benefit Commencement Date shall be the actuarial equivalent of a single life annuity for the lifetime of the Participant determined using the Actuarial Factors as defined under the Washington Gas Light Company Employees’ Pension Plan. Notwithstanding, a Participant may elect, in accordance with Section 3.2 of the Plan, to have his retirement benefit paid in one of the optional forms of benefits described in Section 4.6. The benefit election of a Participant who is married on his Benefit Commencement Date is not subject to spousal consent.

4.6	Optional Forms of Distribution. Each of the optional forms of distribution listed below shall be the actuarial equivalent of a single life annuity for the lifetime of the Participant, using the Actuarial Factors as defined under the Washington Gas Light Company Employees’ Pension Plan.
(a)	Lump Sum. The Participant may elect to have all or a portion of his Accrued Benefit paid in a lump sum, the amount of which shall be calculated on the basis specified in Exhibit C. If a Participant elects to have less than all of his Accrued Benefit paid in a lump sum, the remaining portion of the Participant’s Accrued Benefit will be paid in the normal form of benefit unless the Participant has elected otherwise.

(b)	Single Life Option. The Participant may elect to have his Accrued Benefit paid in equal monthly installments for his lifetime.

(c)	Contingent Annuitant Option. A Participant may elect to have his benefit paid in equal monthly installments for the lifetime of the Participant with 50%, 75% or 100% of the amount payable to the Participant continued thereafter for the lifetime of the Surviving Spouse or any other designated Beneficiary.

(d)	Guaranteed Fixed Period and Life Thereafter Option. The Participant may elect to have the Participant’s benefits paid in monthly payments for his life; provided if the Participant dies within the fixed period that he so designates in his election for this option made in accordance with Section 3.2, the monthly pension benefit that the Participant was receiving shall continue to the Participant’s Surviving Spouse or other designated Beneficiary for the remainder of the fixed period elected by the Participant.

(e)	Social Security Adjustment Option. A Participant whose Benefit Commencement Date occurs before the Participant’s Social Security benefit first becomes available by reason of age and who has elected to receive benefits in a form other than a lump sum, may elect to have his monthly benefit increased until the Participant’s Social Security benefit first becomes available, and reduced thereafter, so that the Participant receives, as far as practicable, an approximately level income both before and after the Social Security benefit first becomes available to the Participant.

Notwithstanding any other provision to the contrary, if payment is to be made on the basis of a combination of the Social Security Adjustment Option and any other option involving payment after the death of the Participant, an adjustment on account of such other option shall first be made, and the adjusted amount shall then be further adjusted for the Social Security Adjustment Option. Moreover, any benefits payable after the death of the Participant, the amount of which is to be determined on the basis of the amount that was payable to the Participant, shall be determined on the basis of the Participant’s adjusted amount before it was adjusted for the Social Security Adjustment Option.

Although this section of the Plan makes references to “Social Security” benefits, the benefits provided by this option are independent of any benefits provided under the Social Security Act whether the Participant applies for, receives or will be eligible for any such benefits at any time. The estimated Social Security benefit used in determining such level income is not to be changed subsequently if the actual Social Security benefit proves to be different from the estimated amount.

(f)	Pop-up Option. A Participant may elect to have a contingent annuitant option (including the joint and survivor form of benefit that is the normal form of benefit for a Participant who is married on his Benefit Commencement Date) revert to a single-life annuity in the event the Surviving Spouse or other designated Beneficiary dies within 5 years of the Benefit Commencement Date, subject to an additional actuarial reduction of the Participant’s benefit and an actuarial adjustment to the benefit payable for the life of the Surviving Spouse or such other designated Beneficiary in the event the Surviving Spouse or other designated Beneficiary survives the 5-year period beginning on the Participant’s Benefit Commencement Date.
4.7	Benefit Computation. A Participant’s retirement benefits shall be computed under the Plan in effect as of the date of the Participant’s termination of employment with the Company and shall not be recomputed, increased or decreased after such termination, except for supplemental increases, if any, as may be granted by the Board of Directors.

4.8	Special Distribution Rules for Specified Employees. Notwithstanding any provision of the Plan to the contrary, if a Participant who is a Specified Employee becomes entitled to receive a distribution of his retirement benefits on account of termination of employment under Section 4.1, 4.2 or 4.3, distribution of such benefits may not begin earlier than six months following the date of the Participant’s termination of employment, as required by Code section 409A and the regulations thereunder. At the expiration of the six-month period, the amounts that would otherwise have been distributable to the Participant during the period shall be immediately paid to the Participant. If the Participant dies during such six-month period, the amounts that would otherwise have been distributable to the Participant during such six-month period shall be paid to the Participant’s Beneficiary on or around 90 days after the date of the Participant’s death. In no event shall interest be paid on any distribution delayed pursuant to this Section 4.8.

4.9	Hardship Distribution. In the event that the Human Resources Committee of the Company’s Board of Directors, upon written request of a Participant, Surviving Spouse or the Beneficiary of any survivor death benefit payable pursuant to the form of a Participant’s retirement benefit in accordance with Section 4.5, determines, in its sole discretion, that the Participant, Surviving Spouse or Beneficiary has suffered an unforeseeable financial emergency, the Company shall pay to the Participant, Surviving Spouse or Beneficiary, within 30 days following such determination, an amount equal to the lesser of: (i) the amount necessary to meet the emergency, including amounts for any and all taxes as may be required pursuant to Section 11.2 or (ii) the value of the Vested Percentage of Participant’s Accrued Benefit expressed as a lump sum, using the “applicable interest rate” and “applicable mortality table” under Code section 417(e)(3) as such terms are used in the Washington Gas Light Company Employees’ Pension Plan for purposes of determining lump sum distributions for small benefit amounts. For purposes of this Section 4.9, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. With respect to that portion of the retirement benefit which is distributed to a Participant, Surviving Spouse or a Beneficiary as hardship distribution under this Section 4.9, no further benefit shall be payable to the Participant, Surviving Spouse or Beneficiary. It is intended that the Human Resources Committee’s determination as to whether a Participant, Surviving Spouse or Beneficiary has suffered an “unforeseeable financial emergency” shall be made consistent with the requirements under section 409A of the Code and applicable regulations.
5.	DEATH BENEFIT
5.1	General. Except for the Surviving Spouse’s annuity described in Sections 5.2 and 5.3, and any survivor death benefit payable pursuant to the form of payment of a Participants’ retirement benefits in accordance with Section 4.5, no death benefits shall be payable under this Plan and a Participant shall forfeit all rights to any benefits hereunder upon his death.

5.2	Surviving Spouse of an Active Participant. The Surviving Spouse of a Participant who dies while an Employee shall receive a monthly annuity in an amount equal to 50% of the deceased Participant’s Accrued Benefit (without regard to vesting) determined on the basis of (i) the Participant’s Final Average Compensation at the date of his death, and (ii) the Accredited Service the Participant would have had if his Company employment had continued until his Normal Retirement Date, and (iii) no reduction for benefit commencement before age 65. This benefit shall continue for the lifetime of the Surviving Spouse. Payment of this benefit shall commence 30 days following the Participant’s death.

5.3	Surviving Spouse of Former Vested Participant. If a Participant who is not an Employee and is not receiving a benefit under this Plan dies, the Surviving Spouse of such Participant shall receive a benefit of an amount equal to 50% of the annuity that would have been paid to the former Participant under Section 4.3. The benefit payable to the Surviving Spouse shall be distributed in the form in which the benefit would have been paid to the former Participant under Section 4.3. If the Participant dies before the year he would have attained age 55, then benefits will commence at the time the Participant would have reached age 55 or, if the Participant had in place a valid election under Section 3.2(b) for a later commencement date, at such later commencement date. If the Participant dies after the year he reaches age 55, the benefit shall commence 30 days following the Participant’s death and shall continue for the lifetime of the Surviving Spouse.
6.	VESTING
6.1	Vested Percentage.
(a)	General: Subject to Section 6.2 below and the right of the Company to amend or terminate the Plan, a Participant shall vest in his Accrued Benefit in accordance with the following schedule:

Years of Vesting	Nonforfeitable
Service	Percentage
Less than 5	0%
5 or more	100%
(b)	Early or Normal Retirement. Notwithstanding the preceding or anything in this Plan to the contrary, a Participant shall be 100% vested in his Accrued Benefit upon the attainment of eligibility for an Early Retirement Benefit and, if not already vested, upon attainment of his or her Normal Retirement Date.

(c)	Disability Benefits. Upon Disability of a Participant, the Participant is 100% vested in his Accrued Benefit.

(d)	Change in Control. Upon a Change in Control, Participants are 100% vested in their Accrued Benefit.
6.2	Vested Percentage — Exceptions.
(a)	Company Initiated Termination. The provisions of Section 6.1(a) will not apply if a Participant’s termination of employment occurs as a result of a Company-initiated action or if his designation of Participant status is withdrawn or rescinded by the Company. In such event, the Participant’s vested interest in his Accrued Benefit shall be calculated in accordance with the following schedule:

Years
of
Vesting Service	Vested Percentage
1	20%
2	40%
3	60%
4	80%
5	100%
(b)	Acceleration of Vesting. The Committee may waive all vesting requirements or permit accelerated vesting arrangements in any case which, in the Committee’s discretion, represents special circumstances;

(c)	Misconduct. Notwithstanding any Plan provision to the contrary, if a Participant willfully performs any act or willfully fails to perform any act of material importance to the Company, that may result in material discredit or substantial detriment to the Company, then upon a majority vote of the Board of Directors, such Participant and any Beneficiary of such individual shall forfeit any benefit payments owing on and after the date fixed by the Board of Directors and the Company shall have no further obligation under this Plan to such Participant or any Beneficiary. If a Participant to which this Section applies received a lump-sum benefit pursuant to Section 4.6, then the Participant or his Beneficiary shall return to the Company a proportionate share of such lump-sum payment calculated as follows:

The lump-sum payment amount shall be multiplied by a fraction, the numerator of which is the number of full years and months which elapsed from the time of the payment to the time of the willful act or failure to act described above, and the denominator of which is the number of full years and months of the Participant’s life expectancy determined as of the time of the lump-sum payment.
7.	FUNDING NATURE OF THE PLAN
The funds used for payment of benefits under this Plan and of the expenses incurred in the administration thereof shall, until such actual payment, continue to be a part of the general funds of the Company and no person other than the Company shall, by virtue of this Plan, have any interest in any such funds. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

8.	ADMINISTRATION OF THE PLAN
The Plan shall be administered by a committee that is comprised of the members of the Retirement Board appointed by the Company’s Board of Directors with respect to the Washington Gas Light Company Employees’ Pension Plan, or such other committee or persons as are selected from time to time by the Board of Directors (the “Committee”). The Committee shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan, except for the determination for Hardship Distributions reserved under Section 4.9 to the Human Resources Committee of the Company’s Board of Directors. The Committee’s powers and duties shall include, but shall not be limited to, the following: (a) responsibility for the compilation and maintenance of all records necessary in connection with the Plan; (b) authorizing the payment of all benefits and expenses of the Plan as they become payable under the Plan; (c) reducing or otherwise adjusting amounts payable under the Plan if payments are made in error; and (d) authority to engage such legal, accounting, and other professional services as it may deem proper. Benefits under the Plan will be paid only if the Committee decides in its discretion that the Participant is entitled to them, except as reserved to the Human Resources Committee under Section 4.9 of the Plan. The decisions of the Committee shall be made in the sole discretion of the Committee and shall be final and binding upon all parties, including without limitation, the Company, Participants and Beneficiaries.
The Committee, from time to time, may allocate to one or more of its members or to any other person or persons or organizations any of its rights, powers, and duties with respect to the operation and administration of the Plan. Any such allocation shall be reviewed from time to time by the Committee and shall be terminable upon such notice as the Committee, in its sole discretion, deems reasonable and prudent under the circumstances.
The members of the Committee shall serve without compensation, but all benefits payable under the Plan and all expenses properly incurred in the administration of the Plan, including all expenses properly incurred by the Committee in exercising its duties under the Plan, shall be borne by the Company.
9.	AMENDMENTS AND TERMINATION
The Board of Directors reserves the power at any time to terminate this Plan and to otherwise amend or suspend any portion of the Plan, provided however, that no such action shall reduce any Accrued Benefit (or any benefit hereunder based thereon) or Vested Percentage on the date of such action. In the event of any suspension or termination of the Plan (or any portion thereof), benefits shall be paid in accordance with the terms of the Plan (except that the Committee may determine, in its sole discretion, to accelerate payments to all Participants if and to the extent that such acceleration is permitted under Code section 409A and regulations thereunder).
10.	CLAIMS PROCEDURES.
10.1	Claim for Benefits. Any claim for benefits under this Plan shall be made in writing to the Committee. If a claim for benefits is wholly or partially denied, the Committee, or its delegate, shall so notify the claimant within 90 days after receipt of the claim. If the Committee determines that an extension is necessary, the Committee will notify the claimant within the initial 90-day period that the

Committee needs up to an additional 90 days to review the claim. In the case of a claim for disability benefits, the Committee shall notify the claimant within 45 days after the claim is received unless the Committee determines that an extension of time for processing is required due to matters beyond the control of the Plan, in which case written notice of the extension shall be furnished to the claimant prior to termination of the original 45-day period. Such extension shall not exceed 30 days from the end of the initial period. If, prior to the end of the first 30-day extension period, the Committee determines that, due to matters beyond the control of the Plan, an additional extension of time for processing is required, written notice of a second 30-day extension shall be furnished to the claimant prior to termination of the first 30-day extension.

10.2	Notice of Denial. The notice of denial shall be written in a manner calculated to be understood by the claimant and shall contain (a) the specific reason or reasons for denial of the claim, (b) specific references to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary and (d) an explanation of the claims review procedure and time limits, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review. In the case of a claim for disability benefits, the notification shall also advise the claimant whether the Committee’s denial relied upon any specific rule, guideline, protocol or scientific or clinical judgment. The decision or action of the Committee shall be final, conclusive and binding on all persons having any interest in the Plan, unless a written appeal is filed as provided in Section 10.3 hereof.

10.3	Review of Claim. Within 60 days after the receipt by the claimant of notice of denial of a claim, the claimant may (a) file a request with the Committee that it conduct a full and fair review of the denial of the claim, (b) receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (c) submit questions and comments to the Committee in writing.

10.4	Decision After Review. Within 60 days after the receipt of a request for review under Section 10.3, the Committee, or its delegate, shall deliver to the claimant a written decision with respect to the claim, except that if there are special circumstances which require more time for processing, the 60-day period shall be extended to 120 days upon notice to that effect to the claimant. The decision shall be written in a manner calculated to be understood by the claimant and shall (a) include the specific reason or reasons for the decision, (b) contain a specific reference to the pertinent Plan provisions upon which the decision is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (d) a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA. In the case of a claim for disability benefits, the notice shall set forth: (1) whether the Committee’s denial relied upon any specific rule, guideline, protocol or scientific or clinical judgment; and (2) the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

10.5	Legal Action. A claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

10.6	Discretion of the Committee. All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.
11.	MISCELLANEOUS
11.1	Construction. The headings and subheadings of this instrument are inserted for convenience of reference only and are not to be considered in the construction of this Plan. Wherever appropriate, words used in the singular may include the plural, plural may be read as the singular and the masculine may include the feminine.

11.2	Taxes. The Company will deduct from Plan payments or from other compensation payable to a Participant, Surviving Spouse or Beneficiary any amounts required to be withheld for federal, state or local taxes with respect to benefits under this Plan.

11.3	Governing Law. The instrument creating the Plan shall be construed, administered, and governed in all respects in accordance with the laws of the Commonwealth of Virginia to the extent not preempted by ERISA. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.

11.4	No Right of Employment. Participation in this Plan shall not give to any Employee the right to be retained in the employ of the Company or any right or interest in this Plan other than is herein specifically provided.

11.5	Payment in Satisfaction of Claims. Any payment to a Participant, Surviving Spouse or Beneficiary or the legal representative of the aforesaid, in accordance with the terms of this Plan shall to the extent thereof be in full satisfaction of all claims such person may have against the Company hereunder, which may require such payee, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Company.

11.6	ERISA. This Plan is intended to qualify for exemption from Parts II, III, and IV of ERISA, as amended, as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of such Act, and shall be so interpreted.

11.7	No Alienation of Benefits. Benefits under this Plan shall not be alienated, hypothecated or otherwise encumbered, and to the maximum extent permitted by law such benefits shall not in any way be subject to claim of creditors or liable to attachment, execution or other process of law.

11.8	Incapacity. If an individual entitled to receive retirement benefits is determined by a court, or if not by a court by the Committee, to be legally incapable of giving valid receipt and discharge for such benefits, they shall be paid to the duly appointed and acting guardian, if any, and if no such guardian is appointed and acting, to such person as the Committee may designate. Such payment shall, to the extent made, be deemed a complete discharge for such payments under this Plan.

11.9	Adjustment. To the extent permitted under Code section 409A, if the Committee is unable to make the determinations required under this Plan in sufficient time for payments to be made when due, the Committee shall make the payments upon the completion of such determinations with interest at a reasonable rate from the due date and may, at its option, make provisional payments, subject to adjustment, pending such determination.

11.10	Code Section 409A. The Plan is intended to comply with the applicable requirements of Code section 409A and its corresponding regulations and related guidance, and shall be maintained and administrated in accordance with Code section 409A to the extent Code section 409A applies to the Plan. Notwithstanding anything in the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Code section 409A.

Notwithstanding anything in the Plan to the contrary, distributions to be made upon a termination of employment may only be made upon a Code section 409A “separation from service” or other event permitted by Code section 409A, and in a manner permitted by Code section 409A or an applicable exemption. In accordance with section 1.409A-3(d) of the Treasury Regulations, a distribution under this Plan will be treated as made on the designated payment date if the payment is made (i) at such date or a later date within the same calendar year, or if later, by the 15th day of the third month following the designated date (provided the Participant, or in the event of the death of the Participant, his or her Beneficiary, may not, directly or indirectly, designate the year of payment), or (ii) at a date no earlier that 30 days before the designated payment date and the Participant (or, in the event of the death of the Participant, his or her Beneficiary) may not directly or indirectly designate the taxable year of the payment.

To the extent that any provision of the Plan would cause a conflict with the requirements of Code section 409A, or would cause the administration of the Plan to fail to satisfy Code section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. Nothing herein shall be construed as a guarantee of any particular tax treatment to a Participant.

11.11	Successors. This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.
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Exhibit A
Early Retirement Benefit Reduction Formula

All Service
Age *	Levels
65	100%
64	98
63	96
62	94
61	92
60	90
59	85
58	80
57	75
56	70
55	65

*	Nearest Age of Participant (or Former Vested Participant) on date benefits commence.

Exhibit B
Actuarial Equivalent Reduction Factors for Disability Benefits
Commencing Prior to Age 65

Nearest Age at	Disability Pension in Percent of
Commencement	Normal Retirement Pension
55	65%
56	70%
57	75%
58	80%
59	85%
60	90%
61	92%
62	94%
63	96%
64	98%
Notwithstanding the preceding, a Participant shall be eligible for a Disability Pension equal to 100% of his Normal Retirement Pension if (1) he is age 55 or older and the total of his year of Accredited Service and age equals 90 or more, or (2) he has 30 years of Accredited Service.

Exhibit C
Lump-Sum Calculation Procedure
     1. Determine the participant’s life expectancy as of the lump-sum payment date using the mortality table applicable under Code section 417(e) referenced in Internal Revenue Service (“IRS”) Revenue Ruling 2001-62, or such other table as the IRS shall indicate as a replacement for such table. Round the result up to the next higher whole number of years.
     2. Determine the annual life annuity benefit, payable as of the lump-sum payment date that is to be converted into an actuarially equivalent lump-sum.
     3. Assuming mid-year payment of the amount in Step (2), for each year of the Participant’s future life expectancy, discount each year’s payment back to the lump-sum payment date using the yield on the zero-coupon US Treasury security with maturity equal to the maturity of each year’s payment. The amount of the lump-sum payment shall equal the sum of the discounted payments. The U.S. Treasury yields shall be those published for the date six months prior to the lump-sum payment date. If such date falls on a day when U.S. Treasury securities are not traded, yields for the next following business day shall be used.